Exhibit (d)(4)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of March 17, 2009, between American Pension Investors Trust (“Trust”), a Massachusetts business trust registered with the Securities and Exchange Commission as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), on behalf of the API Master Allocation Fund (the “Fund”), and Yorktown Management & Research Company, Inc. (“Yorktown”), a Maryland corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust proposes to offer for public sale a distinct series of shares of beneficial interest corresponding to a distinct portfolio: the API Master Allocation Fund; and

WHEREAS, the Trust desires to retain Yorktown as investment adviser to furnish certain investment advisory and portfolio management services to the Trust and the Fund, and Yorktown desires to furnish such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Yorktown and the Trust agree as follows:

1. Appointment. The Trust hereby appoints Yorktown as investment adviser to manage the investment and reinvestment of the assets of the Fund and to perform the other services herein set forth, subject to the supervision of the Board of Trustees, for the period and on the terms herein set forth. Yorktown hereby accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Duties as Investment Adviser.

a. Yorktown shall act as investment adviser for, and shall manage the investment and reinvestment of the assets of the Fund at all times in accordance with the investment objective and policies of the Fund as is set forth in the Trust’s currently effective Registration Statement. Within such policies, Yorktown shall assume responsibility for the management of the assets of the Fund and the making and execution of all investment decisions for the Fund subject to the overall supervision of the Board of Trustees;

b. Yorktown will obtain and evaluate pertinent economic information relevant to the investment policies of the Fund, and place orders for the purchase and sale of securities on behalf of the Fund. In placing such orders, Yorktown is authorized to use the facilities and services of brokers and dealers, including Yorktown Distributors, Inc., who render satisfactory services at competitive rates, and to allocate orders to such brokers and dealers who also provide research, statistical and other services to the Trust, such determinations to be made by Yorktown in its own reasonable judgment, consistent with applicable laws and regulations;

c. Yorktown will report to the Board of Trustees of the Trust, or to any committee or officers of the Trust acting pursuant to the authority of the Board, at such times and in such detail as the Board may deem appropriate in order to enable the Trust to determine that its investment policies are being observed and implemented and that the obligations of Yorktown under this Agreement are being fulfilled. Any investment program undertaken by Yorktown pursuant to this Agreement and any other activities undertaken by Yorktown on behalf of the Trust shall at all times be subject to any directives of the Board of Trustees or any duly constituted committee or officer of the Trust acting pursuant to authority of the Board of Trustees;

d. Yorktown will provide the Trust and the Fund with such corporate, administrative and clerical personnel (including officers of the Trust) and services as are reasonably deemed necessary or advisable by the Board of Trustees, including the maintenance of certain books and records of the Trust and the Fund and the provision of adequate office space, and all necessary office equipment and services, including telephone service, heat, utilities and similar items;

e. Yorktown will permit its employees and its affiliates to serve without compensation from the Trust as officers, Trustees or agents of the Trust, if desired by the Board of Trustees; and

f. Yorktown will furnish general purpose administrative forms, supplies, stationery and postage relating to the obligations of Yorktown under the terms of this Agreement.

3. Expenses. During the term of this Agreement, the Fund will bear all expenses, not specifically assumed by Yorktown, incurred in its operations and the offering of its shares, including but not limited to:

a. Costs of preparation, printing and mailing of reports, notices, proxy solicitation materials and prospectuses and statements of additional information to existing Trust shareholders or to regulatory authorities;

b. Charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of its assets, or for other custodial services;

c. Advisory, administrative and distribution fees;

d. Charges and expenses of any transfer agents and registrars appointed by the Trust;

e. Charges and expenses of any agents appointed by the Trust to provide accounting and daily pricing services;

f. Costs of share certificates representing shares of the Trust;

g. Fees and expenses, including legal, incurred in maintaining the registration of the Trust and of its shares with the Securities and Exchange Commission;

h. Brokers’ commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

i. Taxes and all registration, filing and other similar fees payable by the Trust to federal, state or other governmental agencies;

j. Expenses of shareholders’ and trustees’ meetings and of preparing and printing reports to shareholders;

k. Premiums for the fidelity maintained by the Trust pursuant to the requirements of the 1940 Act and for other insurance;

l. Trustee fees and expenses;

m. Interest expenses; and

n. Legal, accounting and auditing expenses.

4. Services Not Exclusive. The services of Yorktown to the Trust hereunder are not to be deemed exclusive, and Yorktown shall be free to render similar services to others so long as its services and responsibilities hereunder are not impaired thereby.

5. Sub-Advisers. It is understood that Yorktown may from time to time employ or associate itself with such person or persons as Yorktown may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by Yorktown and that Yorktown shall be as fully responsible to the Trust for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Without limiting the generality or the foregoing, it is agreed that investment management services to the Fund may be provided by a sub-adviser acceptable to the Trust and Yorktown and approved in accordance with the provisions of the 1940 Act. In the event that any sub-adviser appointed hereunder is terminated, Yorktown may provide investment management services pursuant to this Agreement to the Fund without further shareholder approval.

6. Compensation.

(i) As full compensation for all services rendered hereunder, Yorktown shall receive from the Fund a monthly advisory fee stated as an annual rate of the average daily net assets of the Fund. Such compensation shall be accrued daily and payable monthly. The advisory fee has two components: (a) a fee on net assets invested in Affiliated Funds (“Affiliated Fund Assets”) and (b) a fee on net assets not invested in Affiliated Funds (“Other Assets”). Affiliated Funds are any funds for which Yorktown serves as investment adviser. The advisory fee for Affiliated Fund Assets is 0.30% of the average daily Affiliated Fund Assets of the Fund. The fee for Other Assets is 1.00% of the average daily Other Assets of the Fund. The compensation for each month shall be payable to Yorktown not later than the tenth day of the following month.

(ii) If the aggregate expenses of the Fund in any fiscal year exceed the highest expense limitation established pursuant to the statutes or regulations of any jurisdiction in which the shares of the Fund are qualified or registered for offer and sale, Yorktown agrees to waive such portion of its advisory fee as may be necessary to provide for any such expenses, but such waiver shall not exceed the full amount of the advisory fee for such year except as may be elected by Yorktown in its discretion. For this purpose, aggregate expenses of the Fund shall include the compensation of Investors, but shall exclude interest, taxes, brokerage fees on portfolio transactions, fees and expenses incurred in connection with the distribution of Trust shares, and extraordinary expenses including litigation expenses.

7. Interested Persons of the Trust or Yorktown. It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested persons of Yorktown as directors, officers, shareholders, or otherwise, and that the directors, officers, agents and shareholders of Yorktown are, or may be, interested persons of the Trust as Trustees, officers, shareholders or otherwise, that Yorktown may be an interested person of the Trust and that the existence of any such dual interest shall not affect the validity of any transactions except as otherwise provided in the Declaration of Trust creating the Trust and the Articles of Incorporation of Yorktown, respectively, or by specific provision of applicable law.

8. Duration and Termination.

(i) The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, shall remain in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect from year to year if such continuation shall be specifically approved at least annually (i) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund. Any approval of this Agreement or the renewal thereof by the vote of a majority of the outstanding voting securities of the Fund, or by the Trustees of the Trust which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to the Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund or (b) that this Agreement or the renewal thereof has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

(ii) This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on sixty (60) days’ written notice to Yorktown or by Yorktown at any time without payment of any penalty on sixty (60) days’ written notice to the Trust; provided, however, that this Agreement may not be terminated by Yorktown unless another investment advisory agreement has been approved by the Fund in accordance with the 1940 Act. This Agreement terminates automatically in the event of its assignment (as defined in the 1940 Act).

9. Amendment of this Agreement. This Agreement may be modified by mutual consent of the parties; however, such consent on the part of the Fund requires a vote of a majority of the outstanding voting securities of the Fund and a vote of a majority of the Trustees including a majority of the members of the Board of Trustees who are not interested persons of the Trust (other than as Trustees) or Yorktown and who have no direct or indirect interest in the operations of the Trust, this Agreement or Yorktown, cast in person at a meeting called for that purpose.

10. Limitation of Liability of Yorktown. Yorktown assumes no responsibility under this Agreement other than to render the services called for hereunder. Yorktown shall not be liable for any error of judgment or mistake of law, for any loss arising out of any investment, or in any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Yorktown against any liability to the Trust or to the security holders of the Trust to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder. No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or any director or officer of Yorktown, from liability in violation of Sections 17(h), 17(i) or 36(b) of the 1940 Act.

11. Limitation of Liability of the Trustees and Shareholders of the Trust. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Fund or the Trust under this Agreement, and Yorktown agrees that, in asserting any rights of claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

12. Books and Records Retention. Yorktown and the Trust agree to maintain and preserve for such period or periods as the Securities and Exchange Commission may prescribe by rules and regulations, such account, books and other documents as constitute the records forming the basis for all reports, including financial statements required to be filed pursuant to the 1940 Act and for the Trust’s auditor certification relating thereto. Yorktown and the Trust agree that all accounts, books and other records maintained and preserved by each as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust’s auditors, the Trust or any representative of the Trust, or any governmental agency or other instrumentality having regulatory authority over the Trust. It is expressly understood and agreed that the books and records maintained by Yorktown on behalf of the Trust shall, at all times, remain the property of the Trust. Moreover, the Trust agrees to supply Yorktown with copies of all documents filed with the Securities and Exchange Commission, and with such other information relating to the Trust’s affairs as Yorktown may reasonably request.

13. Governing Law. This Agreement is executed and delivered in the Commonwealth of Virginia and shall be governed by the laws of Virginia and the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, Yorktown and the Trust have executed this Agreement on the day first above written.

AMERICAN PENSION INVESTORS TRUST, on behalf of the API Master Allocation Fund
Attest:

	By:	/s/ DAVID D. BASTEN
David D. Basten
President

YORKTOWN MANAGEMENT & RESEARCH COMPANY, INC.
Attest:

	By:	/s/ DAVID D. BASTEN
David D. Basten
President